EXHIBIT 10.1

CONFIDENTIAL SEPARATION AGREEMENT
AND GENERAL RELEASE OF ALL CLAIMS

This Confidential Separation Agreement and General Release of All Claims (“Separation Agreement”) is made by and between NTN Buzztime, Inc. (“Company”) and Michael Bush (“Executive”) with respect to the following facts:

A.   Executive is currently employed by the Company as its Chief Executive Officer pursuant to an Amended and Restated Employment Agreement effective April 12, 2010 (“Employment Agreement”);

B.   Executive’s employment will cease effective June 4, 2012 (“Separation Date”);

C.   The parties desire to settle all claims and issues that have, or could have been raised, in relation to Executive’s employment with Company and arising out of or in any way related to the acts, transactions or occurrences between Executive and Company to date, including, but not limited to, Executive’s employment with Company or the termination of that employment, on the terms set forth below.

THEREFORE, in consideration of the promises and mutual agreements hereinafter set forth, it is agreed by and between the undersigned as follows:

1.   Severance Package.  Company agrees to provide Executive with the following payments and benefits (“Severance Package”) to which he is not otherwise entitled, absent executing this Separation Agreement.  Executive acknowledges and agrees that this Severance Package constitutes adequate legal consideration for the promises and representations made by him in this Separation Agreement.

1.1   Severance Payment.  Company agrees to provide Executive the equivalent of six (6) months’ base salary, or $187,500.00, less all appropriate federal and state income and employment taxes (“Severance Payment”).  The Severance Payment will be made in equal installments in accordance with Company’s regular payroll schedule beginning the first payday following the Effective Date as described below in paragraph 11.2.

1.2   Continuation of Group Health Benefits.  Executive will continue to receive group health insurance benefits on the same terms as during Executive’s employment for six (6) months following the Separation Date.  Company agrees to pay the premiums required to continue Executive’s group health care coverage for the six-month period, under the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), provided that Executive elects to continue and remains eligible for these benefits under COBRA, and does not obtain health coverage through another employer during this period.

2.   General Release.

2.1   Executive unconditionally, irrevocably and absolutely releases and discharges Company, and any parent and subsidiary corporations, divisions and affiliated corporations,  partnerships or other affiliated entities of Company, past and present, as well as Company's employees, officers, directors, agents, successors and assigns (collectively, "Released Parties"), from all claims related in any way to the transactions or occurrences between them to date, to the fullest extent permitted by law, including, but not limited to, Executive’s employment with Company, the termination of Executive's employment, and all other losses, liabilities, claims, charges, demands and causes of action, known or unknown, suspected or unsuspected, arising directly or indirectly out of or in any way connected with Executive’s employment with Company. This release is intended to have the broadest possible application and includes, but is not limited to, any tort, contract, common law, constitutional or other statutory claims, including, but not limited to alleged violations of the California Labor Code, Title VII of the Civil Rights Act of 1964, the California Fair Employment and Housing Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967, as amended, and all claims for attorneys' fees, costs and expenses.  However, this General Release is not intended to bar any claims that, by statute, may not be waived, such as claims for workers' compensation benefits, unemployment insurance benefits, and any challenge to the validity of Executive’s release of claims under the Age Discrimination in Employment Act of 1967, as amended, as set forth in this Agreement.

2.2   Executive acknowledges that he may discover facts or law different from, or in addition to, the facts or law that he knows or believes to be true with respect to the claims released in this Separation Agreement and agrees, nonetheless, that this Separation Agreement and the release contained in it shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of them.

2.3   Executive declares and represents that he intends this Separation Agreement to be complete and not subject to any claim of mistake, and that the release herein expresses a full and complete release and Executive intends the release herein to be final and complete.  Executive executes this release with the full knowledge that this release covers all possible claims against the Released Parties, to the fullest extent permitted by law.

2.4   Executive expressly waives Executive’s right to recovery of any type, including damages or reinstatement, in any administrative or court action, whether state or federal, and whether brought by Executive or on Executive’s behalf, related in any way to the matters released herein.

3.   California Civil Code Section 1542 Waiver.  Executive expressly acknowledges and agrees that all rights under Section 1542 of the California Civil Code are expressly waived.  That section provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

4.   Representation Concerning Filing of Legal Actions.  Executive represents that, as of the date of this Separation Agreement, he has not filed any lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against Company or any of the other Released Parties in any court or with any governmental agency.

5.   Nondisparagement.  Executive agrees that he will not make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the personal and/or business reputations, practices or conduct of Company or any of the other Released Parties.

6.   Confidentiality and Return of Company Property.

6.1   Confidential Separation Information.  Executive agrees that the terms and conditions of this Separation Agreement, as well as the discussions that led to the terms and conditions of this Separation Agreement (collectively referred to as the "Confidential Separation Information") are intended to remain confidential between Executive and Company. Executive further agrees that he will not disclose the Confidential Separation Information to any other persons, except that Executive may disclose such information to his immediate family members and to his attorney(s) and accountant(s), if any, to the extent needed for legal advice or income tax reporting purposes.  When releasing this information to any such person, Executive shall advise the person receiving the information of its confidential nature.  Neither Executive, nor anyone to whom the Confidential Separation Information has been disclosed will respond to, or in any way participate in or contribute to, any public discussion, notice or other publicity concerning the Confidential Separation Information. Without limiting the generality of the foregoing, Executive specifically agrees that neither he, his immediate family, his attorney nor his accountant, if any, shall disclose the Confidential Separation Information to any current, former or prospective employee of Company.  Nothing in this section will preclude Executive from disclosing information required in response to a subpoena duly issued by a court of law or a government agency having jurisdiction or power to compel such disclosure, or from giving full, truthful and cooperative answers in response to a duly issued subpoena.

6.2   Confidential or Proprietary Information.  Executive also agrees that he will not use, remove from Company’s premises, make unauthorized copies of or disclose any confidential or proprietary information of Company or any affiliated or related entities, including but not limited to, their trade secrets, copyrighted information, customer lists, any information encompassed in any research and development, reports, work in progress, drawings,  software, computer files or models, designs, plans, proposals, marketing and sales programs, financial projections, and all concepts or ideas, materials or information related to the business or sales of Company and any affiliated or related entities that has not previously  been released to the public by an authorized representative of those companies.

6.3   Continuing Obligations.  Executive agrees to abide by all the surviving provisions of the Confidentiality and Work for Hire Agreement, the Employment Agreement and any other agreements he may have signed with provisions intending to survive termination, including but not limited to, promises to protect all confidential and proprietary information of Company and promises not to solicit certain of Company's employees for a period of one year from the Separation Date.

6.4   Return of Company Property.  By signing this Separation Agreement, Executive represents and warrants that he will have returned to Company on or before the Separation Date, all Company property, including all confidential and proprietary information, as described in paragraph 6.2 above and the Confidentiality and Work for Hire Agreement, and all materials and documents containing trade secrets and copyrighted materials, including all copies and excerpts of the same.

7.   Enforcement.  If Executive breaches any of the terms in paragraphs 5 or 6 above or their subparts, Company will immediately cease making the separation payments described in subparagraph 1.1 above, to the extent those payments have not yet been made. This shall in no way limit Company's right to pursue all legal and equitable remedies available to it as a result of Executive's breach of this Separation Agreement.

8.   No Future Employment with Company.  Executive represents that he does not desire re-employment with Company or any of its affiliated companies, and hereby expressly waives any and all rights, if any, that he may have to employment or consideration for employment with Company or any of its affiliated companies.   Furthermore, Executive agrees to never again seek or accept employment with Company or any of its related or affiliated companies.

9.   Arbitration of Disputes.  The parties agree to arbitrate any and all disputes arising out of or relating to the enforcement of this Separation Agreement, or for the breach hereof, or the interpretation hereof.  The arbitration will be conducted in San Diego, California and shall be before a single, neutral arbitrator selected by the parties.  If the parties are unable to agree on a single neutral arbitrator, the arbitrator shall be selected in accordance with the Judicial Arbitration and Mediation Service (“JAMS”) Employment Arbitration Rules and Procedures (available on-line at www.jamsadr.com). The arbitrator shall have the power to enter any award that could be entered by a judge of a trial court of the State of California, and only such power, and shall follow the law.  The parties agree to abide by and perform any award rendered by the arbitrator.  The arbitrator shall issue the award in writing and therein state the essential findings and conclusions on which the award is based.  Judgment on the award may be entered in any court having jurisdiction thereof.  In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations.  This agreement to arbitrate shall be specifically enforceable under the prevailing arbitration law, and shall be in accordance with the procedures established for arbitration in the California Code of Civil Procedure (available on-line at www.leginfo.ca.gov/calaw.html).  The parties understand that by agreeing to arbitrate their disputes, they are giving up their right to have their disputes heard in a court of law and, if applicable, by a jury.  Company shall bear the costs of the arbitration filing and hearing fees and the cost of the arbitrator.

10.   No Admissions.  By entering into this Separation Agreement, the Released Parties make no admission that they have engaged, or are now engaging, in any unlawful conduct.  The parties understand and acknowledge that this Separation Agreement is not an admission of liability and shall not be used or construed as such in any legal or administrative proceeding.

11.   Older Workers' Benefit Protection Act.  This Separation Agreement is intended to satisfy the requirements of the Older Workers' Benefit Protection Act, 29 U.S.C. sec. 626(f). Employee, by this Separation Agreement, is advised to consult with an attorney before executing this Separation Agreement.

11.1   Acknowledgments/Time to Consider.  Executive acknowledges  and agrees that (a) Executive has read and understands the terms of this Separation Agreement; (b) Executive has been advised in writing to consult with an attorney before executing this Separation Agreement; (c) that Executive  has obtained and considered such legal counsel as Executive  deems necessary; (d) that Executive  has been given twenty-one (21) days to consider whether or not to enter into this Separation Agreement (although Executive  may elect not to use the full 21-day period at Executive's option); and (e) that by signing this Separation Agreement, Executive acknowledges that Executive  does so freely, knowingly, and voluntarily.

11.2   Revocation/Effective Date.  This Separation Agreement shall not become effective or enforceable until the eighth day after Executive signs this Separation Agreement.  In other words, Executive may revoke Executive's acceptance of this Separation Agreement within seven (7) days after the date Executive signs it.  Executive's revocation must be in writing and received by Jeff Berg, Chairman of the Board of Directors, by 5:00 p.m. Pacific Time on the seventh day in order to be effective.  If Executive does not revoke acceptance within the seven (7) day period, Executive's acceptance of this Separation Agreement shall become binding and enforceable on the eighth day ("Effective Date"). The Severance Package shall become due and payable in accordance with paragraph 1, provided this Separation Agreement has not been revoked.

11.3   Preserved Rights of Executive.  This Separation Agreement does not waive or release any rights or claims that Executive may have under the Age Discrimination in Employment Act that arise after the execution of this Separation Agreement. In addition, this Separation Agreement does not prohibit Executive from challenging the validity of this Separation Agreement's waiver and release of claims under the Age Discrimination in Employment Act of 1967, as amended.

12.   Severability.  In the event any provision of this Separation Agreement shall be found unenforceable by an arbitrator or a court of competent jurisdiction, the provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that Company shall receive the benefits contemplated herein to the fullest extent permitted by law.  If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

13.   Applicable Law.  The validity, interpretation and performance of this Separation Agreement shall be construed and interpreted according to the laws of the United States of America and the State of California.

14.   Binding on Successors.  The parties agree that this Separation Agreement shall be binding on, and inure to the benefit of, his or its successors, heirs and/or assigns.

15.   Full Defense. This Separation Agreement may be pled as a full and complete defense to, and may be used as a basis for an injunction against, any action, suit or other proceeding that may be prosecuted, instituted or attempted by Executive  in breach hereof.

16.   Good Faith. The parties agree to do all things necessary and to execute all further documents necessary and appropriate to carry out and effectuate the terms and purposes of this Separation Agreement.

17.   Entire Agreement; Modification. This Separation Agreement is intended to be the entire agreement between the parties and supersedes and cancels any and all other and prior agreements, written or oral, between the parties regarding this subject matter. It is agreed that there are no collateral agreements or representations, written or oral, regarding the terms and conditions of Executive's separation of employment with Company and settlement of all claims between the parties other than those set forth in this Separation Agreement. This Separation Agreement may be amended only by a written instrument executed by all parties hereto.

THE PARTIES TO THIS SEPARATION AGREEMENT HAVE READ THE FOREGOING SEPARATION AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN.  WHEREFORE, THE PARTIES HAVE EXECUTED THIS SEPARATION AGREEMENT ON THE DATES SHOWN BELOW.

Dated: June 4, 2012	By: /s/ Michael Bush Michael Bush
Dated: June 4, 2012	NTN Buzztime, Inc. By: /s/ Jeff Berg Jeff Berg Chairman of Board of Directors